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                                                    Filed Pursuant to Rule 424B3
                                                   Registration Number 333-74675

               SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS
           TO SHAREHOLDERS OF ESOFT, INC. AND APEXX TECHNOLOGY, INC.
                             MAILED APRIL 20, 1999

     The last sentence of the paragraph under the heading "Vote Required" on page 103 of the Joint Proxy Statement/Prospectus is amended to read as follows:

     Abstentions, broker non-votes and failures to vote will not be counted as represented and voting on any proposals on which a "For" or "Against" vote is not designated and therefore will have no effect upon the vote on that proposal.

                  THE DATE OF THIS SUPPLEMENT IS MAY 12, 1999.